Exhibit 99.1

KOSAN BIOSCIENCES

Contact:

Jane Green

VP, Corporate Communications

510.731.5335 (office)

415.652.4819 (mobile)

green@kosan.com

For Immediate Release

KOSAN INITIATES PHASE 2 TRIAL OF ALVESPIMYCIN, SECOND-GENERATION HSP90 INHIBITOR,

IN HER2-POSITIVE METASTATIC BREAST CANCER

HAYWARD, CA – January 15, 2008 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced the initiation of a Phase 2 trial of alvespimycin, the company’s second-generation Hsp90 inhibitor, in patients with HER2-positive metastatic breast cancer. Alvespimycin has demonstrated the potential to disrupt the activity of multiple oncogenes and cell signaling pathways implicated in tumor growth, including HER2, a key signaling pathway in breast cancer. The objective of the Phase 2 trial is to evaluate the safety and anticancer activity of alvespimycin as a single agent in patients who have not previously received Herceptin for metastatic disease except in an adjuvant setting. Antitumor data in patients with advanced HER2-positive cancer presented at the September 2007 American Society of Oncology (ASCO) Breast Cancer Symposium demonstrated encouraging antitumor activity of alvespimycin in combination with trastuzumab (Herceptin®).

“HER2-positive metastatic breast cancer represents a major market opportunity for Kosan that we intend to pursue,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “We believe that emerging safety and efficacy data from our clinical trials in this indication with both of our Hsp90 inhibitors and the demonstrated activity in refractory disease represent a meaningful therapeutic opportunity. We believe that characterization of the single-agent activity of an Hsp90 inhibitor in HER2-positive metastatic breast cancer will provide valuable information to support the design of later-stage trials.”

Alvespimycin Phase 2 Development Plan

The single-agent trial of alvespimycin will be conducted in Eastern Europe and will recruit up to 30 patients in a two-stage trial design. Patients with HER2-positive metastatic disease and no prior trastuzumab treatment except as adjuvant therapy (with the last dose more than 12 months prior to study entry) are eligible to participate in the trial. Alvespimycin will be administered intravenously on a one-hour weekly infusion schedule of 80 mg/m2 for three weeks out of four weeks in repeated cycles.

Kosan is also testing alvespimycin delivered orally in a Phase 1 dose escalation trial exploring different schedules.

Promising Antitumor Activity Shown in Phase 1

In September, at the 2007 ASCO Breast Cancer Symposium, Kosan reported that alvespimycin demonstrated promising antitumor activity and tolerability in combination with trastuzumab in a Phase 1 trial of patients with refractory HER2-positive metastatic breast cancer, and in patients with refractory ovarian cancer who were progressing on standard chemotherapy. Of the 27 heavily-pretreated patients enrolled in the Phase 1 trial, 24 patients had HER2-positive metastatic breast cancer and 3 patients had ovarian cancer (HER2 status unknown). Clinical benefit was observed in 42% of patients (8 of 19 evaluable) with HER2-positive metastatic breast cancer. Of the 3 patients with ovarian cancer, 1 patient (13 prior regimens) who was on study for more than 16 months had a near complete resolution of ascites and left pleural effusion, and an 83% decrease in CA125. Toxicities in this Phase 1 trial were mainly Grade 1 and 2 (diarrhea, fatigue, headache, arthralgia, nausea) with 80 mg/m2 established as the recommended Phase 2 dose for weekly intravenous administration. Kosan is currently enrolling a Phase 1 trial to investigate alvespimycin plus trastuzumab and paclitaxel to establish the initial safety profile and pharmacokinetics of this triplet regimen and to lay the groundwork for a potential larger Phase 2/3 trial.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development — Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Tanespimycin (KOS-953) is being tested in combination with bortezomib (Velcade®) in patients with multiple myeloma in a registration program called TIME. Tanespimycin is also being studied in a Phase 2 trial in HER2-positive metastatic breast cancer in combination with trastuzumab (Herceptin®), and as monotherapy in metastatic melanoma. Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), is being evaluated in a Phase 1 trial in solid tumors in combination with trastuzumab and paclitaxel (Taxol®) and in a Phase 2 trial as monotherapy in HER2-positive metastatic breast cancer (intravenous) and in a Phase 1 trial in solid tumors (oral).

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors.

Kosan’s motilin agonist compound, KOS-2187, licensed to Pfizer, is in a Phase 1 safety trial, with plans to pursue development in gastroesophageal reflux disease (GERD).

For additional information on Kosan Biosciences, please visit the company’s website at http://www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements regarding the further development and potential safety, efficacy, regulatory status, commercialization and other characteristics of Kosan’s product candidates; and the opening or initiation of additional clinical trials and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the development of Kosan’s product candidates, including the risk that studies may not accrue patients on a timely basis, demonstrate safety and efficacy sufficient to design or initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; the costs of conducting preclinical and clinical studies for Kosan’s product candidates; Kosan’s ability to obtain valid and enforceable patents covering its product candidates; Kosan’s dependence on its collaboration with Pfizer for development of its motilin agonist product candidate; Kosan’s dependence upon the formation and sustainability of partnering arrangements and other risks detailed from time to time in the Kosan’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

Taxol® (paclitaxel) is a registered trademark of Bristol-Myers Squibb Company

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